Exhibit 10.2

EMPLOYMENT AGREEMENT

AGREEMENT dated January 5, 2004, between FCStone Group, Inc. including but not limited to FCStone LLC, FGDI, LLC and FCStone Trading, LLC (the “Employer”) and Jeff Soman (the “Employee”).

1 . Employment. Employer employs Employee, and Employee accepts full-time employment, upon the terms and conditions of this Agreement. The agreements contained herein are in consideration of Employee’s employment and continued employment.

2. Employment at Will. The employment of Employee shall be “at will,” and thus the employment and compensation provided by this Agreement may be terminated at any time, with or without prior notice, and with or without cause by either Employer or Employee.

3. Compensation. As compensation for all services by Employee under this Employment Agreement, Employee shall receive the compensation (including “Employee Commissions” and benefits) which shall be as initially set forth in Exhibit 1 to this Agreement. The compensation provisions of Exhibit 1 are subject to prospective change at the sole option of Employer, at any time, by written or oral notice from Employer to Employee. All payments shall be subject to required, or authorized, withholding. Execution of this Agreement by Employee shall constitute written authorization for Employer to make the withholdings from Employee’s compensation as provided by this paragraph, or the withholdings called for by Exhibit 1, and to make the “Employee Commissions” calculations as described in Exhibit 1 .

4. Duties. Employee is engaged in the capacity of commodity broker or energy/grain merchandiser, and shall have the duties as may be from time to time prescribed by Employer. Employee’s duties shall include all reasonable and best efforts to effectuate transfer of all of Employee’s existing accounts to Employer.

5. Scope of Service. Employee shall devote Employee’s entire time, attention and energies to Employer’s business and shall not during the term of this Agreement be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage. However Employee may invest assets in such form or manner as will not require services in the operation of the affairs of the companies in which such investments are made.

6. Compliance with Laws, Regulations and Policies. Employee shall at all times perform Employee’s duties faithfully and diligently and in compliance with all applicable laws, regulations, Employer policies and manuals, and direction from Employer’s management. Such compliance with laws and regulations shall include, but not be limited to, compliance with the Commodity Exchange Act, and the regulations of the Commodity Futures Trading Commission as applicable. Employee shall become familiar with and shall abide by the terms of Employer’s

Compliance Manual (“Manual”). Any disclosure or dissemination of the manual to outside persons is strictly prohibited. The provisions of the Manual are intended to advance Employer’s compliance with applicable laws, regulation and other requirements and also to reduce and control financial and other risks. No separation of these functions is expressed in the Manual. Nothing contained in the Manual is intended as a statement of obligations to customers or other third parties, and no customer or other third party shall be entitled to rely upon its provisions.

7. Errors and Deficits. Employee shall be liable to Employer for all “Errors and Deficits” as defined in Employer’s “Errors and Deficits Policy” as from time to time adopted by Employer. The currently effective Errors and Deficits Policy is attached hereto as Exhibit 2. Employee shall reimburse Employer for all Errors and Deficits upon demand, or at Employer’s option, through the Employee Commissions calculation as provided in Exhibit 1. Employee shall, at Employer’s request, evidence any liquidated Errors and Deficits obligation to Employer by execution and delivery to Employer of a demand promissory note, with interest at a reasonable rate. The amount of any Errors and Deficits liability of Employee shall be determined by Employer and may include the full amount, or any part thereof, of any cost of correcting mistakes, satisfying any account deficits, or resolving, settling or satisfying any claim, action or proceeding, with such costs to include reasonable expenses, including but not limited to attorneys fees and defense costs incurred by Employer. In the event of a violation of Paragraph 6 of this Agreement as determined by Employer, Employer is also authorized to assess a reasonable monetary sanction as a disciplinary measure, and in such event the monetary sanction shall be considered an Errors and Deficits amount hereunder. Any such sanction shall be in addition to any other Errors and Deficits liability which may arise.

8. DISCLOSURE OF INFORMATION. EMPLOYEE ACKNOWLEDGES THAT EMPLOYER’S METHODS, PROCEDURES, COMPUTER SOFTWARE, MANUALS, ANALYTICAL TECHNIQUES, CUSTOMER IDENTITIES, CUSTOMER INFORMATION AND THE LIST OF EMPLOYER’S CUSTOMERS WHICH MAY EXIST FROM TIME TO TIME ARE VALUABLE, SPECIAL AND UNIQUE ASSETS OF EMPLOYER’S BUSINESS. Employee agrees during or after the term of his employment, not to utilize such information for any purpose other than the conduct of Employer’s business or to disclose it or any part of it to any person, firm, corporation, association or other entity for any other reason or purpose whatsoever. Any documents, forms, software, inventions or other materials that Employee prepares or conceives relating to or as a result of his employment duties with Employer shall be the property of Employer. Employee agrees to assign all intellectual property rights arising as part of Employee’s duties to Employer. In the event of a breach or threatened breach by Employee of the provisions of this paragraph, Employer shall be entitled to an injunction restraining Employee from disclosing or utilizing, in whole or in part, such information, or from rendering any services to any person, firm, corporation, association or other entity to whom such information, in whole or in part, is disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting Employer from pursuing any other remedies available to Employer for such breach or threatened breach, including the recovery of damages from Employee.

9. Expenses. Employee may incur reasonable expenses for promoting Employer’s business, including expenses for entertainment, travel and similar items. Subject to the tax laws, Employer will reimburse Employee for all such reasonable expenses upon Employee’s periodic presentation of an itemized account of such expenditures, with substantiation in accordance with Employer’s regular policies. In the case of cellular phone expense, only specific call charges for business calls shall be reimbursed. Basic phone plan and service charges for cellular phones will not be reimbursed.

10. Vacation. Employee shall take at least five (5) consecutive working days of vacation during each fiscal year of employment during which time Employee shall not be present for any purpose at the offices of Employer. All vacation taken under this section shall be without pay for commodities brokers other than continuation of any insurance coverage that is provided to Employee. However, a commodity broker Employee may continue to accrue Employee Commissions (and may receive a draw against Employee Commissions) for transactions with Employee’s regular customer during periods of vacation absence on a basis satisfactory to Employer, Employee and other employees required to provide fill-in services for Employee. A commodity broker Employee may take such additional periods of vacation as may be arranged between Employee and the office manager to whom Employee reports on such terms as may be arranged, but all such vacations shall be taken at mutually convenient times; and in no event shall Employee be permitted to take more than two (2) consecutive weeks of vacation. Vacations of salaried Employees shall be governed by Employer’s regular policies for such Employees.

11. Leaves. To the extent that Employee is paid solely on a commission basis, Employee shall be granted leave of absences for sickness, temporary medical conditions, jury duty, military training and other reasons deemed appropriate by Employer, provided that arrangements have been on a basis satisfactory to Employer, Employee and other employees who are required to provide fill-in services for Employee’s regular customers. While such leaves of absence may not result in termination of employment, if the period of absence is anticipated to or does exceed three (3) months, employer may permanently transfer responsibility of Employee’s regular customers to other employees. If agreed to by Employer and Employee, a draw against Employee Commissions may be continued during the leave of absence; in no event shall the negative balance exceed three (3) month’s draw. Leaves by salaried Employees shall be governed by Employer’s regular policies for such employees.

12. Restrictive Covenant. For a period of eighteen months after the termination of the Agreement by either party for any reason, Employee covenants that Employee will not: (a) Solicit the commodities trading, advising or physical commodity business of any customer of Employer for whom Employee was responsible during employment with Employer, or any person who was a customer of any employee of Employer during the period of Employee’s employment; or (b) directly or indirectly own, manage, operate, control, be employed by, participate in or be connected in any manner with the ownership, management, operation or control of any business located in any state in which Employer had an office at any time during the duration of this Agreement which business is similar to the type of business conducted by Employer at the time of the termination of employment of Employee. EMPLOYEE ACKNOWLEDGES THAT THE BUSINESS OF EMPLOYER IS SUCH THAT PERSONAL

RELATIONSHIPS BETWEEN A CUSTOMER AND INDIVIDUAL ARE IMPORTANT, THAT THE BUSINESS IS PRIMARILY CONDUCTED BY TELEPHONE SUCH THAT GEOGRAPHIC LOCATION IS NOT CRITICAL TO THE CONDUCT OF SUCH BUSINESS; THAT EMPLOYER HAS INVESTED AND WILL INVEST SUBSTANTIAL RESOURCES IN THE DEVELOPMENT OF ITS BUSINESS AND IN ESTABLISHING EMPLOYEE IN THE BUSINESS, AND THAT THE FOREGOING COVENANT IS NECESSARY FOR EMPLOYER’S PROTECTION AND TO INDUCE EMPLOYER TO MAKE SUCH INVESTMENT. EMPLOYEE FURTHER ACKNOWLEDGES, REPRESENTS AND WARRANTS THAT SUCH COVENANT IS REASONABLE IN SCOPE AND DURATION HAVING DUE REGARD FOR THE RIGHTS OF BOTH PARTIES. In the event Employee’s actual or threatened breach of the provisions of the paragraph, Employer shall be entitled to an injunction restraining Employee therefrom. Nothing contained herein shall be construed as prohibiting Employer from pursuing any other available remedies or damages from Employee. In an action under this paragraph 12 or paragraphs 7 or 8, Employer shall be entitled to recover, in addition to other damage and costs, its attorney fees actually incurred.

13. Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certified mail to Employee’s residence in the case of Employee, or to its principal office in the case of Employer.

14. Waiver of Breach. The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee. No waiver shall be valid unless in writing and signed by an authorized officer of Employer.

15. Assignment. Employee acknowledges that the services to be rendered by Employee are unique and personal. Accordingly, Employee may not assign any of Employee’s rights or delegate any of Employee’s duties or obligations under this Agreement. The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

16. Entire Agreement. This Agreement contains the entire understanding of the parties. Except as expressly provided herein it may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

17. Choice of Law and Exclusive Jurisdiction: This Agreement shall be governed by, and construed in accordance with the laws of the State of Iowa, without reference to principles of conflict of laws. The parties each hereby irrevocably consents to the jurisdiction of Polk County District Court in and for the State of Iowa and United States District Court for the Southern District of Iowa for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and each agree that any action instituted under or relating to this Agreement shall be brought only in Polk County District Court in and for the State of Iowa or the United States District Court for the Southern District of Iowa.

FCStone Group, Inc., and its Companies (Employer)

By:	/s/ Paul G. Anderson

EMPLOYEE

/s/ Jeff Soman

EXHIBIT 1

TO

EMPLOYMENT AGREEMENT

A.	A. Salaries - Merchandisers. Employees who are merchandisers shall be paid a salary and incentive amount as determined from time to time by Employer.

B.	B. Employee Commissions - Brokers. Employees who are brokers will be paid “Employee Commissions” for business done personally by and through Employee, with the Employee Commissions to be computed as follows:

(1)	An amount based upon the “gross commissions” actually received by Employer on a cash basis during a particular month due to business personally done by Employee shall be computed as follows:

25% of the “gross commissions” actually received by Employer from “hedge” (corporation) accounts; plus

30% of the “gross commissions” actually received by Employer from producer (individual) accounts; plus

30% of the “gross commissions” actually received by Employer from over-the-counter products; plus

30% of the “gross commissions” actually received by Employer from energy related brokerage; plus

35% of the “gross commissions” actually received by Employer on cash grain; plus

40% of the IRMP fees actually received by Employer from customers.

Such percentage or rate for other kinds of services and transactions as may be prescribed from time to time by Employer.

(2)	From the amount computed under Paragraph B(1) above, there shall be subtracted an amount equal to the sum of any liability of Employee to Employer for Errors and Deficits as provided in Paragraph 7 of the Employment Agreement for the current or any proceeding month plus any negative figure carried forward from proceeding months.

(3)	From the result of the subtraction of the amount computed under Paragraph B(2) from the amount computed under Paragraph B(1) there shall be subtracted an amount equal to the draw against Employee Commissions from the immediately preceding month plus any negative figure carried forward from earlier months.

(4)	If the result of the subtraction in Paragraph B(3) is a negative number, this negative number shall be carried forward to later months. If the result of the subtraction is a positive number, it shall be the Employee Commissions due under this Paragraph B, and shall be paid on the fifteenth day of the month for the preceding month. By way of example on February 15, Employer shall pay an Employee Commissions amount (if positive) equal to the percentage of commissions for January B(1) less the costs of errors and deficits B(2) less the January draw B(3).

C.	C. Draw Against Employee Commission. Employer and Employee shall from time to time agree on the amount of a monthly “draw against Employee Commissions earned”, which shall be paid in two substantially equal installments on the fifteenth and last days of the current month. The “draw against Employee Commissions” shall not be considered or construed as a “salary” or “guarantee”. The amount of the draw for any month (plus any negative figure from earlier months) shall be subtracted as provided under Paragraph B.

D.	D. Fringe Benefits. Employee shall be eligible for such benefits as are customarily provided to the Company’s employees. Employer reserves the right to modify, delete or otherwise change the fringe benefits offered to its employees, including those described below. Employee authorizes Employer to withhold Employee’s share of premiums for any fringe benefits including those described below from Employee’s compensation payments. As of the date of execution of this Agreement, these included:

(1)	Health Insurance. Employer pays 80% of the premium for individual or family coverage (as elected by Employee) under the group insurance plans maintained by Employer.

(2)	Employer - Contribution / Retirement. Employee may elect to participate in Employer’s 401-K retirement plan. Employer will match one-half (1/2) of Employee’s contributions up to a maximum of 8% of compensation on current programs offered by Employer subject to the Cap set by the IRS.

(3)	Defined Benefit Plan. Employer currently maintains a defined benefit retirement plan. Employee participation, vesting, and benefits shall be governed by the provisions of that plan.

(4)	Disability Insurance. Employer pays 80% of the premium for individual disability insurance under the group policy issued to Employer. Benefits will be as provided under that policy.

(5)	Deferred Compensation. Employer has established a deferred compensation plan pursuant to which Employer may set aside certain funds annually for additional compensation for brokers and other key employees. Employee may participate therein if eligible and if selected for participation in accordance with the terms of the plan.

E.	E. THIS EXHIBIT IS SUBJECT TO CHANGE PURSUANT TO SECTION 3 OF THE EMPLOYMENT AGREEMENT, EXECUTED CONTEMPORANEOUSLY WITH THIS EXHIBIT.

FCSTONE, LLC		EMPLOYEE

By:	/s/ Paul G. Anderson	By:	/s/ Jeff Soman

Date: 1-6-04		Date: 1-5-04

EXHIBIT 2

TO EMPLOYMENT AGREEMENT

FCStone Group, Inc. and subsidiaries

Including but not limited to FCStone, LLC, FGDI, LLC and FCStone Trading, LLC

(“FCStone”)

Errors and Deficits Policy.

Brokers and merchandisers at FCStone are professionals. The company expects them to maintain high standards of diligence, skill and integrity, and to accept personal responsibility for their own actions. Compensation of brokers and merchandisers is commensurate with such responsibility. This Errors and Deficits Policy is adopted to set forth the financial consequences of the responsibilities of brokers and merchandisers as employees to FCStone.

1. Each broker and merchandiser shall at all times perform his or her duties faithfully and diligently and in compliance with all applicable laws, regulations, Company policies and manuals, and direction from Company management. Such compliance with laws and regulations shall include, but not limited to, compliance with the Commodity Exchange Act, and the regulations of the Commodity Futures Trading Commission and the rules and regulations of the exchanges on which transactions are executed.

2. “Errors and Deficits” shall mean the full amount of loss incurred by the customer and/or FCStone in, or related to, any customer account (including Introducing Broker accounts for which the broker or merchandiser is receiving compensation) arising from:

A.	Any error by the broker (or brokers assistant) or merchandiser in taking, executing or reporting any order in any account handled by the broker or merchandiser;

B.	Any deficit in any account assigned to the broker or merchandiser due to nonpayment of any margin call or account deficit; and

C.	Any claim, action, proceeding against the company, the broker or merchandiser or both, which involves breach by the broker or merchandiser of Paragraph 1 of this Policy.

3. Each broker and merchandiser employee shall be liable to the company for all Errors and Deficits and shall reimburse the company for all Errors and Deficits upon demand, or at the company’s option, through the reductions in employee commissions. The employee shall, at the company’s request, sign a demand promissory note, with interest at a reasonable rate, for any Errors and Deficits obligation to FCStone. The amount of any Errors and Deficits liability of the employee shall be determined by FCStone and may include the full amount of any cost of correcting mistakes, satisfying any account deficits, or resolving, settling or satisfying any claim, action or proceeding. Any such costs may include reasonable expenses, including but not limited to attorneys fees and defense costs incurred by the company, in the event of a violation of Paragraph 1 of this Policy as determined by FCStone.

If the Regulators impose a fine in future audits due to a rules violation based in whole or part on the trading in a broker or merchandiser customers’ accounts, all or part of the fine will be assessed against the broker or merchandiser.

Generally 1-4 days is considered reasonable for meeting margin calls, but under certain circumstances the customer may be required to meet a call in one hour. In addition, a client who is inclined to deny an obligation may claim that a trade should not have even been accepted due to his/her/its account being in deficit, and as a result may claim no liability for the additional deficits. If you accepted the trade, you will be liable for the deficit/loss too.

FCStonesm

Error and Deficits Policy (cont.)

4. When a broker is covering for, or accepting an order for, another broker and an error occurs, the account’s broker and the broker(s) involved will divide the error amount equally, unless the parties involved mutually agree to a different form of settlement.

When a support or administrative person is covering for, working with or accepting an order for, a broker and an error occurs, the broker and the company will divide the error amount equally if the error is found within one day. If a support or administrative error is not caught within one day, the full error amount will be charged to the broker.

If two or more brokers share an account, any errors or deficits for such accounts will be allocated in the same percentage that they split commissions on such accounts unless otherwise specified.

5. It is recommended that all accounts receive an equity run or a daily statement by fax or email. This will allow them to check their trades and positions on a daily basis. It is the sole responsibility of the Broker/Client to verify the accuracy of the Night Trading Prelim and the Morning Equity Run. If there are any discrepancies, it is the broker’s responsibility to contact their appropriate back office representative before the market opens the next trading session.

6. Any position that is transferred to a broker or merchandiser error account will be liquidated during that trading session.

7. If a broker or merchandiser feels that the above procedures have been unfairly or improperly applied they can ask for a review pursuant to the companies review procedure.